Exhibit 99.1

Garrett Motion Reports Fourth Quarter and Full Year 2019

Financial Results

Fourth Quarter 2019 Highlights

•	Net sales totaled $830 million, an increase of 3.9% on a reported basis and up 6.2% at constant currency*
•	Net income totaled $136 million, or $1.79 per diluted share
•	Adjusted net income* was $62 million, or $0.82 per diluted share
•	Adjusted EBITDA* decreased 1.4% to $137 million; Adjusted EBITDA margin* was 16.5%
•	Adjusted free cash flow* totaled $136 million; Adjusted free cash flow conversion* of 219%
•	Net debt to consolidated EBITDA ratio* lowered to 2.74x at December 31, 2019

Full Year 2019 Highlights

•	Net sales totaled $3,248 million, down 3.8% reported and up 0.2% at constant currency*
•	Net income totaled $313 million, or $4.12 per diluted share
•	Adjusted net income* was $293 million, or $3.86 per diluted share
•	Adjusted EBITDA* decreased 6.0% to $583 million; Adjusted EBITDA margin* was 17.9%
•	Adjusted free cash flow* totaled $318 million; Adjusted free cash flow conversion* of 109%

ROLLE, Switzerland, February 27, 2020 – Garrett Motion Inc. (NYSE: GTX), a cutting-edge technology provider that enables vehicles to become safer, more connected, efficient and environmentally friendly, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Q4 2019	Q4 2018[1]	$ millions (unless otherwise noted)	Full Year 2019	Full Year 2018[1,2]

830	799	Net sales	3,248	3,375

669	627	Cost of goods sold	2,537	2,599

161	172	Gross profit	711	776

19.4%	21.5%	Gross profit %	21.9%	23.0%

63	63	Selling, general and administrative	249	249

90	103	Income before taxes	346	396

136	69	Net income	313	1,206

62	53	Adjusted net income*	293	399

137	139	Adjusted EBITDA*	583	620

16.5%	17.4%	Adjusted EBITDA margin*	17.9%	18.4%

28	29	Expenditures for property, plant and equipment	102	95

Dec. 31, 2019	Dec. 31, 2018	$ millions (unless otherwise noted)	Dec. 31, 2019	Sept. 30, 2019

1,443	1,628	Total debt	1,443	1,511

1,256	1,432	Net debt*	1,256	1,321

2.74X	2.90X	Net debt to consolidated EBITDA ratio*	2.74X	2.93X

*	See reconciliations to the nearest GAAP measure in pages 6-14.
(1)	2018 amounts have been revised to reflect an immaterial restatement of 2018 income tax expense. Please see Note 1 to our Form 10-K for the year ended December 31, 2019 for further information.
(2)	For the periods prior to the Spin-Off from Honeywell, the financial information is prepared under the combined basis described in our Form 10-Q for the quarter ended September 30, 2018.

“Our fourth quarter and full year 2019 results reflect continued outperformance over global auto production,” said Olivier Rabiller, Garrett President and CEO. “In 2019, our net sales outperformed the overall market by approximately 600 basis points during a time when we accelerated the rebalancing of our portfolio. Net sales from light vehicle Gasoline products exceeded Diesel for the full year as gasoline volumes surged during the fourth quarter, resulting in a 6.2% increase in Q4 net sales at constant currency. We also maintained our focus on strengthening the company’s balance sheet by utilizing our solid cash flow to reduce net debt by $176 million for the year and $292 million since our Spin-Off.”

“With significant financial flexibility combined with the industry’s broadest portfolio for LV, commercial vehicle, hybrid, and fuel cell products, we are well positioned to build upon the progress we achieved during our first full year as an independent company. Although the near-term macro environment remains volatile, particularly given the rapidly evolving outbreak of the coronavirus, we continue to produce strong customer win rates with a robust schedule of new product launches. We also expect the growth in our E-Boosting solutions for hybrid vehicles to outpace global hybrid production by 2023 and we continue to expand the production pipeline for our innovative connected offerings, including cybersecurity. By meeting the needs of an evolving market through our unique capabilities in the mechanical, electrical, and software domains, we intend to drive future performance and create long-term value for shareholders.”

Results of Operations

Net sales for the fourth quarter of 2019 were $830 million compared to $799 million in the fourth quarter of 2018, an increase of 3.9%. Net sales at constant currency increased 6.2%. The performance for the quarter was primarily driven by an increase in reported net sales for light vehicles OEM products of $48 million (despite an unfavorable impact of $15 million due to foreign currency translation). Higher gasoline volumes stemming from increased turbocharger penetration in gasoline engines and new product launches were partially offset by lower diesel volumes. During the fourth quarter of 2019, reported net sales for commercial vehicle OEM products decreased $6 million (including an unfavorable impact of $1 million due to foreign currency translation) and aftermarket products and others declined $11 million (including an unfavorable impact of $2 million due to foreign currency translation).

For the year ended December 31, 2019, reported net sales totaled $3,248 million versus $3,375 million for the year ended December 31, 2018. Net sales at constant currency increased 0.2% for 2019.

Cost of goods sold for the fourth quarter of 2019 was $669 million versus $627 million in the fourth quarter of 2018 primarily due to higher net sales. Research and development expenses in the quarter increased to $37 million from $32 million in Q4 2018.

For the year ended December 31, 2019, cost of goods sold was $2,537 million, compared to $2,599 million for the full year 2018. Research and development expenses were $129 million for the year ended December 31, 2019 versus $128 million for the twelve months ended December 31, 2018.

Gross profit percentage for the fourth quarter of 2019 declined to 19.4% from 21.5% in the fourth quarter of 2018 primarily due to the unfavorable impacts from product mix and pricing, partially offset by productivity gains. For the year ended December 31, 2019, gross profit percentage was 21.9% compared to 23.0% for the year ended December 31, 2018.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2019 totaled $63 million and were flat compared to the fourth quarter of 2018. As a percentage of net sales, SG&A for the quarter decreased to 7.6% versus 7.9% in the fourth quarter of 2018.

For the year ended December 31, 2019, SG&A totaled $249 million and were flat compared to the full year 2018. As a percentage of net sales, SG&A increased to 7.7% from 7.4% for the year ended December 31, 2018, primarily due to lower reported net sales, an increase in severance-related expense, and costs arising from the Spin-Off from Honeywell on October 1, 2018.

Other expenses - net for the fourth quarter of 2019 was a benefit of $14 million, compared to a benefit of $12 million in the fourth quarter of 2018. During the fourth quarter of 2019, the company recognized a $36 million benefit related to Honeywell indemnity obligation expenses, arising from the recognition of certain insurance gains and a reduction in the estimate of Honeywell’s future unasserted asbestos claims, net of legal fees. During the fourth quarter of 2018, the company recognized a $16 million benefit related to a reduction in the estimate of Honeywell’s future unasserted asbestos claims, net of legal fees, in connection with its Indemnification and Reimbursement Agreement with Honeywell.

Other expenses - net for the year ended December 31, 2019 totaled $40 million versus $120 million for the full year 2018.

Interest expense for both the fourth quarter of 2019 and fourth quarter of 2018 was $16 million. For the year ended December 31, 2019, interest expense totaled $68 million versus $19 million for the full year 2018. Results for the first nine months of 2018 excluded any interest expense related to the debt raised at the time of the Spin-Off from Honeywell.

Net income for the fourth quarter of 2019 was $136 million, or $1.79 per diluted share, compared to net income of $69 million, or $0.92 per diluted share, in the fourth quarter of 2018.

For the year ended December 31, 2019, net income totaled $313 million, or $4.12 per diluted share, versus $1,206 million, or $16.21 per diluted share, for the full year 2018. Net income for the year ended December 31, 2018 included a tax benefit from an internal restructuring of Garrett’s business in advance of the Spin-Off that resulted in an $879 million reduction to withholding taxes on undistributed foreign earnings recorded during the year ended December 31, 2018.

Adjusted net income, which excludes special tax matters, Honeywell indemnity obligation expenses, and litigation fees, for the fourth quarter of 2019 was $62 million, or $0.82 per diluted share, compared to adjusted net income of $53 million, or $0.70 per diluted share, in the fourth quarter of 2018.

For the year ended December 31, 2019, adjusted net income totaled $293 million, or $3.86 per diluted share, versus $399 million, or $5.36 per diluted share, for the full year 2018. Adjusted net income for the full year 2018 includes annualized interest expenses of $42 million.

Expenditures for property, plant and equipment (capital expenditures) for the fourth quarter of 2019 totaled $28 million, or 3.4% of net sales, compared to $29 million, or 3.6% of net sales, in the fourth quarter of 2018.

For the year ended December 31, 2019, capital expenditures were $102 million, or 3.1% of net sales, compared to $95 million, or 2.8% of net sales, for the year ended December 31, 2018.

Additional Non-GAAP Financial Measures

Adjusted EBITDA for the fourth quarter of 2019 was $137 million versus $139 million for the same period in 2018. The Adjusted EBITDA margin decreased to 16.5% in the quarter from 17.4% in the fourth quarter of 2018 primarily due to an unfavorable product mix partially offset by productivity and volumes. Adjusted free cash flow, which excludes Indemnity related payments and MTT payments to Honeywell, was $136 million for the fourth quarter of 2019 versus $164 million for the same period in 2018.

For the year ended December 31, 2019, Adjusted EBITDA and Adjusted EBITDA margin were $583 million and 17.9%, respectively, compared to $620 million and 18.4% for the full year 2018. For the year ended December 31, 2019, adjusted free cash flow was $318 million versus $466 million for the same period in 2018.

Liquidity and Capital Resources

As of December 31, 2019, Garrett had $664 million in available liquidity, including $187 million in cash and cash equivalents and $480 million available under its revolving credit facility.

As of December 31, 2019, total debt was $1,443 million, a decrease of approximately $68 million compared to September 30, 2019. As of December 31, 2019, net debt totaled $1,256 million, a decrease of approximately $65 million compared to September 30, 2019. Net Debt to Consolidated EBITDA (as defined in Garrett’s Credit Agreement) was lowered to 2.74x as of December 31, 2019 from 2.93x as of September 30, 2019. Garrett’s weighted average stated interest rate was approximately 3.15% as of December 31, 2019, and the company has no significant debt maturities until 2023.

2020 Outlook

Garrett is providing the following initial outlook for the full year 2020, which reflects the current expected effects of the novel coronavirus and further rebalancing of the company’s light vehicle products between Diesel and Gasoline. Additionally, global light vehicle auto production is expected to decline between (5%) and (7%) and global commercial vehicle production is expected to decline between (7%) and (10%) for the year.

	Current 2020 Outlook^ (includes expected effects of novel coronavirus)	Estimated Impact from Novel Coronavirus
Net sales growth at constant currency	(4%) to (1%) Outperforming LV auto production by 3-4%	(6%) to (7%)
Adjusted EBITDA	$440 million to $480 million	($80) million to ($100) million
Adjusted free cash flow	$225 million to $250 million	($45) million to ($60) million
Free cash flow	$85 million to $110 million	($45) million to ($60) million

^ 2020 outlook as of February 27, 2020 set at current market conditions for FX with an average exchange rate of 1.08 EUR to USD. The company does not provide a reconciliation of the forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures because certain items that are excluded from the non-GAAP financial measures cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude of realized and unrealized gains and losses on derivative instruments, taxes and other non-core operating items that could significantly impact, either individually or in the aggregate, net income in the future without unreasonable efforts.

Conference Call

Garrett will host a conference call on Thursday, February 27, 2020 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-844-835-9983 and the dial-in number for international callers is +1-412-317-5268. The access code for all callers is 10139169. A live webcast and related slide presentation will also be available at http://investors.garrettmotion.com/.

A replay of the conference call can be accessed through March 12, 2020 by dialing +1-877-344-7529 in the U.S. and +1-412-317-0088 outside the U.S., and then entering the access code 10139169. The webcast will also be archived on Garrett’s website.

Remediation of Material Weakness in Internal Control Over Financial Reporting

As previously disclosed, in the course of preparing our 2018 Form 10-K and our Consolidated and Combined Financial Statements for the year ended December 31, 2018, our management determined that there was a material weakness in our internal control over financial reporting relating to the lack of information, documentation and supporting evidence for our liability to Honeywell under the Indemnification and Reimbursement Agreement (the “Indemnification Liability”). Specifically, despite our requests, we did not receive sufficient information, documents and explanations from Honeywell, including with regard to information provided in Honeywell’s actuary report, and the amounts of settlement values and insurance receivables.

Throughout the year ended December 31, 2019, management engaged in an active dialogue with Honeywell that resulted in the Company obtaining access to additional information and documentation from Honeywell, including information regarding historical settlement trends, Honeywell’s claims management and valuation processes for asserted claims and associated legal expenses, and the nature of insurance receivables and likelihood of recoverability. Additionally, as part of the additional information and documentation we received from Honeywell, we gained increased visibility into the methodology behind, and data sources and inputs included in, Honeywell’s actuary report, and engaged our own expert to review and evaluate the report. During the quarter ended December 31, 2019, management completed its remediation activities and tested the design and operational effectiveness of the modified and new controls. As a result of the remediation activities and controls in place as of December 31, 2019, management concluded that we have remediated the material weakness described above. We do not expect the remediation of our material weakness to impact our ongoing litigation with Honeywell commenced on December 2, 2019.

Forward-Looking Statements

This presentation contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding our anticipated financial performance, expectations regarding global automotive demand, anticipated growth of our gasoline business, trends in foreign exchange rates, the impact of the novel coronavirus on our financial results, estimated Indemnification Liability payments, and projections regarding our technology solutions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2019, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This presentation includes EBITDA, Adjusted EBITDA, Net Debt, Consolidated Debt, Net Debt to Consolidated EBITDA ratio, Consolidated Debt to Consolidated EBITDA ratio, Adjusted Free Cash Flow, Consolidated EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share (“EPS”), Cash flow from operations minus capital expenditures, Free Cash Flow, Adjusted Free Cash Flow Conversion, constant currency sales growth and other financial measures not compliant with generally accepted accounting principles in the United States (“GAAP”). The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. Garrett believes that Adjusted EBITDA, Adjusted EBITDA Margin and Consolidated EBITDA are important indicators of operating performance because they exclude the effects of income taxes and certain other items, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measures our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Consolidated and Combined Financial Statements, see our annual report on Form 10-K for the year ended December 31, 2019.

Additional disclaimers

Prior to Garrett’s Spin-Off from Honeywell on October 1, 2018, Garrett’s historical financial statements were prepared on a stand–alone basis and derived from the consolidated financial statements and accounting records of Honeywell. Accordingly, for periods prior to October 1, 2018, our financial statements are presented on a combined basis and for the periods subsequent to October 1, 2018 are presented on a consolidated basis (collectively, the historical financial statements for all periods presented are referred to as “Consolidated and Combined Financial Statements”). The Consolidated and Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical consolidated and combined financial information may not be indicative of our future performance and does not necessarily reflect what our consolidated and combined results of operations, financial condition and cash flows would have been had the business operated as a separate, publicly traded company during the periods presented, particularly because of changes that we have experienced and expect to continue to experience in the future as a result of our separation from Honeywell, including changes in the financing, cash management, operations, cost structure and personnel needs of our business.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Michael Cimini	Paul Blalock
+1 973 216-3986	+1 862 812-5013
michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2019	2018	2019	2018

Net sales	$830	$799	$3,248	$3,375

Cost of goods sold	669	627	2,537	2,599

Gross profit	$161	$172	$711	$776

Selling, general and administrative expenses	63	63	249	249

Other expense, net	(14)	(12)	40	120

Interest expense	16	16	68	19

Non-operating expense (income)	6	2	8	(8)

Income before taxes	$90	$103	$346	$396

Tax expense	(46)	34	33	(810)

Net income	$136	$69	$313	$1,206

Earnings per common share

Basic	$1.82	$0.93	$4.20	$16.28

Diluted	$1.79	$0.92	$4.12	$16.21

Weighted average common shares outstanding

Basic	74,821,947	74,024,277	74,602,868	74,059,240

Diluted	75,990,908	75,390,813	75,934,373	74,402,148

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in millions)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2019	2018	2019	2018

Net income	$136	$69	$313	$1,206

Foreign exchange translation adjustment	(60)	53	67	(198)

Defined benefit pension plan adjustment, net of tax	(15)	(2)	(14)	(2)

Changes in fair value of effective cash flow hedges, net of tax	(6)	11	4	35

Changes in currency basis reserve	—	3	—	—

Total other comprehensive (loss) income, net of tax	$(81)	$65	$57	$(165)

Comprehensive income (loss)	$55	$134	$370	$1,041

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	December 31,	December 31,

	2019	2018

	($ in millions)

ASSETS

Current assets:

Cash and cash equivalents	$187	$196

Accounts, notes and other receivables—net	707	750

Inventories—net	220	172

Other current assets	85	61

Total current assets	1,199	1,179

Investments and long-term receivables	36	39

Property, plant and equipment—net	471	438

Goodwill	193	193

Deferred income taxes	268	183

Other assets	108	92

Total assets	$2,275	$2,124

LIABILITIES

Current liabilities:

Accounts payable	1,009	916

Current maturities of long-term debt	4	23

Obligations payable to Honeywell, current	69	127

Accrued liabilities	310	374

Total current liabilities	1,392	1,440

Long-term debt	1,409	1,569

Deferred income taxes	51	13

Obligations payable to Honeywell	1,282	1,399

Asbestos-related liabilities	—	1

Other liabilities	274	219

Total liabilities	$4,408	$4,641

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)

Common stock, par value $0.001; 400,000,000 shares authorized, 74,911,139 and 74,070,852 issued and 74,826,329 and 74,019,825 outstanding as of December 31, 2019 and December 31, 2018 respectively	—	—

Additional paid-in capital	19	5

Retained earnings	(2,282)	(2,595)

Accumulated other comprehensive income	130	73

Total stockholders’ deficit	(2,133)	(2,517)

Total liabilities and stockholders’ deficit	$2,275	$2,124

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31,

($ in millions)	2019	2018

Cash flows from operating activities:

Net (loss) income	$313	$1,206

Adjustments to reconcile net (loss) income to net cash provided by operating activities:

Deferred income taxes	(41)	(931)

Depreciation	73	72

Amortization of deferred issuance costs	9	2

Foreign exchange (gain) loss	19	15

Stock compensation expense	18	21

Pension expense	18	10

Other	19	37

Changes in assets and liabilities:

Accounts, notes and other receivables	32	(30)

Receivables from related parties	—	57

Inventories	(60)	2

Other assets	(22)	(46)

Accounts payable	87	63

Payables to related parties	—	(50)

Accrued liabilities	(60)	49

Obligations payable to Honeywell	(143)	(76)

Asbestos-related liabilities	—	(1)

Other liabilities	(20)	(27)

Net cash provided by (used for) operating activities	$242	$373

Cash flows from investing activities:

Expenditures for property, plant and equipment	(102)	(95)

Increase in marketable securities	—	(21)

Decrease in marketable securities	—	312

Other	16	(4)

Net cash provided by (used for) investing activities	$(86)	$192

Cash flows from financing activities:

Net increase in Invested deficit	—	(1,493)

Proceeds from revolving credit facility	745	331

Payments of revolving credit facility	(745)	(331)

Proceeds from issuance of long-term debt	—	1,631

Payments of long-term debt	(163)	(6)

Payments related to related party notes payable	—	(493)

Net change to cash pooling and short-term notes	—	(300)

Other	—	3

Net cash provided by (used for) financing activities	(163)	(658)

Effect of foreign exchange rate changes on cash and cash equivalents	(2)	(11)

Net increase (decrease) in cash and cash equivalents	(9)	(104)

Cash and cash equivalents at beginning of period	196	300

Cash and cash equivalents at end of period	$187	$196

Reconciliation of Net Income to Adjusted EBITDA and Consolidated EBITDA(1)

($ in millions)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018

Net income —GAAP	$136	$69	$313	$1,206

Tax expense	(46)	34	33	(810)

Profit before taxes	90	103	346	396

Net interest expense (income)	15	16	61	12

Depreciation	18	19	73	72

EBITDA (Non-GAAP)	123	137	480	480

Other expense, net (which primarily consists of indemnification, asbestos and environmental expenses) (2)	(14)	(12)	40	120

Non-operating (income) expense (1), (3)	8	2	8	(2)

Stock compensation expense (4)	4	5	18	21

Repositioning charges (5)	(1)	—	2	2

Spin-Off costs (6)	18	6	28	6

Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	(1)	1	7	(7)

Adjusted EBITDA (Non-GAAP)	$137	$139	$583	$620

Adjusted EBITDA Margin (Non-GAAP) % (7)	16.5%	17.4%	17.9%	18.4%

FX Hedging (gain) / loss (net)	7	4	4	38

Honeywell indemnity obligation payment	(40)	(41)	(153)	(172)

Spin-Off costs timing adjustments (8)	(3)	—	—	—

Additional pro forma standalone costs (9)	—	—	—	(1)

Add-back of gross interest expense (10)	1	7	7	7

Other non-recurring, non-cash expense	11	2	11	2

Add-back of non-cash pension costs (11)	6	—	7	—

Consolidated EBITDA	$119	$111	$459	$494

(1)

We have elected to change our definition of Adjusted EBITDA and Consolidated EBITDA to exclude the non-service component of pension expense. Non-service pension expense is comprised of interest costs, expected return on plan assets and actuarial gains/losses. The components of non-service pension expense are primarily tied to financial market performance, changes in market interest rates and investment performance. The service cost component of our pension plans remains in Adjusted EBITDA. We consider the non-service component of pension expense to be outside the performance of our ongoing core business operations and believe that presenting Adjusted EBITDA including only the service component of pension expense, in addition to our GAAP operating results, provides increased transparency as to the operating costs of providing pension benefits to our employees and the underlying trends in our operating business performance. As a result, the prior periods presented were recast to conform to the current year presentation.

(2)

For periods prior to the Spin-Off, we reflect an estimated liability for resolution of pending and future asbestos related and environmental liabilities primarily related to the Bendix legacy Honeywell business, calculated as if we were responsible for 100% of the Bendix asbestos-liability payments. We recognized a liability for any asbestos related contingency that was probable of occurrence and reasonably estimable. In connection with the recognition of liabilities for asbestos-related matters, we recorded asbestos-related insurance recoveries that are deemed probable. In periods subsequent to the Spin-Off, the accounting for the majority of our asbestos-related liability payments and accounts payable reflect the terms of the Indemnification and Reimbursement Agreement with Honeywell entered into on September 12, 2018, under which we are required to make payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. See Note 23, Commitments and Contingencies of Notes to the Consolidated and Combined Financial Statements in our annual report on Form 10-K for the year ended December 31, 2019.
(3)

Non-operating (income) expense adjustment includes the non-service component of pension expense and other expense, net and excludes interest income, equity income of affiliates, and the impact of foreign exchange.

(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Repositioning charges adjustment primarily includes severance costs related to restructuring projects to improve future productivity.
(6)	Spin-Off costs primarily include costs incurred for the set-up of the IT, Legal, Finance, Communications and Human Resources functions after the Spin-Off from Honeywell on October 1, 2018.
(7)	Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales.
(8)	Spin-off costs occurred in prior quarter and accounted for in Q4.
(9)	Incremental costs above Corporate allocations already included in Adjusted EBITDA based on standalone assessment.
(10)	Consolidated EBITDA definition permits the add-back of gross interest expense (i.e. excluding interest income), vs. net interest expense in Adjusted EBITDA.
(11)	Consolidated EBITDA definition permits the add-back of non-cash pension service costs.

Reconciliation of Constant Currency Sales % Change(1)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2019	2018	2019	2018

Garrett

Reported sales % change	4%	(1%)	(4%)	9%

Less: Foreign currency translation	(2%)	(3%)	(4%)	3%

Constant currency sales % change	6%	2%	(—%)	6%

Gasoline

Reported sales % change	48%	9%	27%	26%

Less: Foreign currency translation	(4%)	(3%)	(6%)	4%

Constant currency sales % change	52%	12%	33%	22%

Diesel

Reported sales % change	(18%)	(6%)	(21%)	3%

Less: Foreign currency translation	(2%)	(2%)	(4%)	4%

Constant currency sales % change	(16%)	(4%)	(17%)	(1%)

Commercial vehicles

Reported sales % change	(4%)	(1%)	(6%)	10%

Less: Foreign currency translation	(1%)	(2%)	(3%)	2%

Constant currency sales % change	(3%)	1%	(3%)	8%

Aftermarket

Reported sales % change	(12%)	4%	(5%)	2%

Less: Foreign currency translation	(2%)	(2%)	(3%)	2%

Constant currency sales % change	(10%)	6%	(2%)	(—%)

Other Sales

Reported sales % change	5%	(9%)	(12%)	(2%)

Less: Foreign currency translation	(2%)	(2%)	(3%)	3%

Constant currency sales % change	7%	(7%)	(9%)	(5%)

1 We previously referred to “constant currency sales growth” as “organic sales growth.” We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. This is the same definition we previously used for “organic sales growth”. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations less Expenditures for property, plant and equipment

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

($ in millions)	2019	2018	2019	2018

Net cash provided by (used for) operating activities	$117	$133	$242	$373

Expenditures for property, plant and equipment	$(28)	$(29)	$(102)	$(95)

Cash flow from operations less Expenditures for property plant and equipment	$89	$104	$140	$278

Reconciliation of Net Debt and Consolidated Debt, and Related Ratios

($ in millions)	December 31, 2019	September 30, 2019	December 31, 2018

Secured debt	$1,047	$1,128	$1,227

Revolving cash facility	—	—	—

Unsecured debt	393	383	401

Overdraft on bank accounts	3	—	—

Total debt	1,443	1,511	1,628

Net debt related to hedge obligations	—	—	(19)

Consolidated debt*	1,443	1,511	1,609

Total debt	1,443	1,511	1,628

Related party note	—	—	—

Cash and cash equivalent	(187)	(190)	(196)

Net debt	1,256	1,321	1,432

Consolidated EBITDA (last 12 months)	$459	$451	$494

Net debt to Consolidated EBITDA ratio	2.74X	2.93X	2.9X

Consolidated debt to Consolidated EBITDA ratio*	3.14X	3.35X	3.26X

* Consolidated debt excluding net debt relating to hedge obligations

Reconciliation of Total Debt to Net Debt

($ in millions)	December 31, 2019	September 30, 2019	December 31, 2018

Long-term debt	$1,409	$1,477	$1,569

Short-term debt	4	4	23

Deferred finance costs	27	30	36

Overdraft on bank accounts	3	—	—

Total debt	1,443	1,511	1,628

Cash and cash equivalents	(187)	(190)	(196)

Net debt	1,256	1,321	1,432

Reconciliation of Net Income – GAAP to EBITDA and Adjusted EBITDA, and to Adjusted Free Cash Flow and Free Cash Flow (FCF)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

($ in millions)	2019	2018	2019	2018

Net income — GAAP	$136	$69	$313	$1,206

Tax expense	(46)	34	33	(810)

Profit before taxes	90	103	346	396

Net interest (income) expense	15	16	61	12

Depreciation	18	19	73	72

EBITDA (Non-GAAP)	123	137	480	480

Other expense, net (which primarily consists of indemnification, asbestos and environmental expenses)	(14)	(12)	40	120

Non-operating (income) expense	8	2	8	(2)

Stock compensation expense	4	5	18	21

Repositioning charges	(1)	—	2	2

Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	(1)	1	7	(7)

Spin-Off costs	18	6	28	6

Adjusted EBITDA (Non-GAAP) included in Form 10-K	137	139	583	620

Change in working capital	103	90	59	35

Taxes (without MTT)	(18)	(11)	(93)	(76)

Capital expenditures	(28)	(29)	(102)	(95)

Other	(40)	(15)	(75)	(5)

Interests	(18)	(8)	(54)	(11)

Adjusted FCF	136	164	318	466

Indemnity obligation & MTT to HON	(47)	(60)	(178)	(188)

FCF	$89	$104	$140	$278

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS

($ in millions)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018

Net income (loss) - GAAP	$136	$69	$313	$1,206

Special tax matters (1)	(60)	—	(60)	(879)

Net income adjusted for special tax matters (Non-GAAP)	76	69	253	327

Add back HON I/O expenses and litigation fees	(14)	(16)	40	114

Annualized interest expenses (net of tax)	—	—	—	42

Adjusted net income (Non-GAAP)	$62	$53	$293	$399

Weighted average common shares outstanding - diluted	75,990,908	75,390,813	75,934,373	74,402,148

Adjusted earnings per common share - diluted (Non-GAAP)	$0.82	$0.70	$3.86	$5.36

[1] Impact of Swiss tax reform in 2019 and US tax reform in 2018.

Reconciliation of Net Income to Adjusted FCF Conversion

($ in millions)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018

Net income (loss) - GAAP	$136	$69	$313	$1,206

Special tax matters (1)	(60)	—	(60)	(879)

Net income adjusted for special tax matters (Non-GAAP)	76	69	253	327

Add back HON I/O expenses and litigation fees	(14)	(16)	40	114

Annualized interest expenses (net of tax)	—	—	—	42

Adjusted net income (Non-GAAP)	$62	$53	$293	$399

Adjusted free cash flow	$136	$164	$318	$466

Adjusted free cash flow conversion	219%	309%	109%	117%

[1] Impact of Swiss tax reform in 2019 and US tax reform in 2018.